ADAMIS PHARMACEUTICALS CORPORATION 8-K

EXHIBIT 99.1

Adamis Pharmaceuticals Announces $11.1 Million Registered Direct Offering

SAN DIEGO, CA--(July 29, 2016) - Adamis Pharmaceuticals Corporation (NASDAQ: ADMP), a specialty biopharmaceutical company focused on developing and commercializing products in the therapeutic areas of respiratory disease, allergy, and immunology, announced today that it has entered into definitive subscription agreements with investors pursuant to a registered direct offering for total gross proceeds of approximately $11.1 million. The closing of the transaction is expected to occur on August 2, 2016, subject to the satisfaction of customary closing conditions.

The offering was priced at $3.095 per unit, representing a 4.2% premium to the closing price on the agreement date. Each unit consists of one share of common stock and one warrant to purchase one share of common stock. The warrants will be immediately exercisable after issuance at an exercise price of $2.98 per share and will expire five years from the date of issuance. The shares of common stock and warrants are immediately separable.

Adamis estimates that the net offering proceeds, after deducting placement agent fees, will be approximately $10.3 million, excluding any future proceeds from the potential exercise of the warrants and before deducting other estimated offering expenses payable by Adamis.

Proceeds from the transaction are intended to be used for general corporate purposes, which may include, without limitation, expenditures relating to development and further trials relating to the company's epinephrine pre-filled syringe product and resubmission of the company's New Drug Application relating to that product, other research and development and clinical trial expenditures, helping fund operations of our USC subsidiary, hiring additional personnel, acquisitions of new technologies or products, the potential repayment of indebtedness under loan agreements and documents, and working capital.

Maxim Group LLC acted as the exclusive placement agent for the transaction.

A shelf registration statement (File No. 333-196976) relating to the shares of common stock and warrants issued in the offering (and the shares of common stock issuable upon exercise of the warrants) has been filed with, and declared effective by, the Securities and Exchange Commission. A prospectus supplement relating to the offering will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained at the SEC's website at http://www. sec.gov, or from the offices of Maxim Group LLC, 405 Lexington Avenue, New York, New York 10174, Attn: Prospectus Department, or by telephone at (800) 724-0751. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of our shares of common stock or warrants. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Adamis Pharmaceuticals Corporation

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company focused on developing and commercializing products in the therapeutic areas of respiratory disease, allergy and immunology. The Company’s current specialty pharmaceutical product candidates include the Epinephrine Injection PFS syringe product for use in the emergency treatment of anaphylaxis, APC-1000 and APC-5000 for the treatment of asthma and chronic obstructive pulmonary disease, and APC-2000 for the treatment of bronchospasms. The Company’s U.S. Compounding, Inc. subsidiary, which is registered as a drug compounding outsourcing facility under Section 503B of the U.S. Food, Drug & Cosmetic Act and the U.S. Drug Quality and Security Act, provides prescription compounded medications, including compounded sterile preparations and non-sterile compounds, to patients, physician clinics, hospitals, surgery centers and other clients throughout most of the United States. USC’s product offerings broadly include, among others, corticosteroids, hormone replacement therapies, hospital outsourcing products, injectables, urological preparations, ophthalmic preparations, topical compounds for pain and men’s and women’s health products.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed. For example, there are risks associated with investors fulfilling their obligations to purchase the securities and Adamis’s ability to satisfy its conditions to close the offering. These forward-looking statements also are subject to risks, uncertainties and assumptions, including those detailed from time to time in the company’s filings with the SEC, and represent the company’s views only as of the date they are made and should not be relied upon as representing the company’s views as of any subsequent date. The company’s actual results may differ materially from those contemplated by these forward-looking statements. Except to the extent required by law, the company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Contact Adamis

Mark Flather
Senior Director, Investor Relations & Corporate Communications
(858) 412-7951
mflather@adamispharma.com